Exhibit 99.1

The Inventure Group Reports Another Record Quarter and Full Year 2009 Results

Delivered 8th consecutive quarter of year-over-year earnings growth, grew annual EPS by 62% and EBITDA by 30%

PHOENIX, Feb 25, 2010 - The Inventure Group, Inc. (NASDAQ: SNAK), a leading specialty snack food manufacturer, today reported record financial results for the fourth quarter and full year for the period ending December 26, 2009, highlighted by an 8th consecutive quarter of year-over-year earnings growth, annual EPS growth of 62%, annual net income increase of 60%, annual EBITDA gain of 30% and an annual net revenue increase of 7%.

Q4 2009 Results Overview

Consolidated net revenue for the fourth quarter ended December 26, 2009 was $27.9 million, an increase of 0.4% vs. last year’s fourth quarter.

Snack division revenue was $19.0 million, up 0.5% from prior year. Key revenue growth drivers included the on-going success of T.G.I. Friday’s®, up 4.2% and strong demand for Premium Private Label products which delivered a 42.1% revenue increase. Boulder Canyon™ Natural Foods revenue for the quarter was flat, reflecting significantly increased competitive pressure and a one-time customer issue which has been resolved.  Snack division revenue gains were partially offset by continued revenue declines in Poore Brothers® of 35.9% and BURGER KING™ of 4.1%.

Rader Farms net revenue was $9.0 million, an increase of 0.4% despite a double digit percentage price decline. Rader Farms product demand remained especially strong as total pounds sold increased by 29% for the quarter.

Net income for the quarter was $0.6 million or $0.03 per share versus $0.1 million or $0.01 per share last year.

Consolidated EBITDA for the quarter was $2.0 million, an increase of 43% versus last year, attributable to cost savings initiatives in the Snack division as well as a reduction in SG&A expenses.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Full Year 2009 Results Overview

Full year 2009 net revenue was $121.0 million, an increase of 7.0% over 2008.

Snack Division revenue was $80.6 million, up 7.9% for the year. Key revenue growth drivers included Boulder Canyon™ Natural Foods growth of 15.0%, T.G.I. Friday’s® growth of 5.9%, BURGER KING™ growth of 3.8% and Premium Private Label growth of 89.7%. These increases were partially offset by a decline in the Poore Brothers® brand, down 29.7%.

Rader Farms revenue was $40.5 million, an increase of 5.3% despite the aforementioned fourth quarter price decline. Total Rader pounds, however, were up 21% for the year.

Key Financial Highlights for 2009:

•                  Gross profit was $23.8 million, representing 19.7% of net revenue and an increase of 7.3% and 0.1 percentage points versus 2008. An increase in both gross profit dollars and margin was achieved without the benefit of any price increases and with a double digit price reduction in the fourth quarter for Rader Farms.

•                  SG&A expenses were $16.7 million or 13.8% of net revenue, virtually flat in dollars but down 1.1 percentage points versus 2008.

•                  Operating income was $7.1 million or 5.8% of net revenue, an increase of 32% and 1.1 percentage points versus 2008.

•                  Net income for the year was $3.8 million or $0.21 per share, an increase of 60% and 8 cents per share versus 2008.

•                  Total year EBITDA was $10.6 million or 8.8% of net revenue, an increase of 30% and 1.6 percentage points vs. 2008.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Management Commentary & Future Outlook

“We are very excited about our second year in a row of record revenue and earnings”, said Terry McDaniel, President and CEO. “In an extremely tough economy we managed to grow both the top and bottom lines. Our Rader Farms business continues to perform very well. Despite a double digit price decrease in the fourth quarter, Rader sales grew due to a significant increase in consumption as evidenced by a growth in pounds sold of 29%. We expect to see a continuation in the growth of unit sales. We are launching our new at home Jamba™ smoothie product late in the first quarter of 2010 and we are extremely pleased with the response from the trade thus far.”

McDaniel continued: “Looking at our snack business, Boulder Canyon(tm) Natural Foods was up 15% for the year despite a slowdown in Q4 sales growth. We anticipate that 2010 will be an exceptionally strong year for Boulder as we intend to increase investments in people, new products and increase consumer and trade promotion spending. T.G.I. Friday’s®, an important earnings contributor, continued its successful turnaround this year by delivering a 5.9% increase in sales, the first annual increase since 2005. We were successful in expanding distribution channels, introducing new products and executing an exciting cross promotion program with T.G.I. Friday’s® restaurants. BURGER KING™ was up 3.8% for the year. Looking ahead, we are introducing a series of innovative new products for the BURGER KING™ line, which will utilize our newly developed pellet technology and continue to expand internationally.”

“One of our key strategic goals for 2009 was to grow our premium private label business and we were very successful as evidenced by total private label business growth of 90% vs. last year. Aside from the benefit of revenue gains, growth in our private label business also allows us to leverage our plant overhead more efficiently and enhances relationships with existing and potential new retail partners.”

McDaniel concluded: “In summary, 2009 was another exciting year for The Inventure Group and we anticipate positive momentum to carry forward to 2010. In the year ahead we will be launching our new at home Jamba™ Smoothie line towards the end of Q1, continue to invest aggressively in Boulder Canyon™ Natural Foods and remain focused on our indulgent specialty line of products. Private label will remain a strategic focus of ours and we have already added new private label customers which we expect to begin shipping this summer and which could add more than $2 million in incremental annualized sales. We will also be announcing a major Bluffton facility project in the second quarter which should drive efficiencies and help leverage the existing plant infrastructure. On the heels of two years of record results, we will continue to execute according to our long term plan of investing in brands, plants and people and look to achieve even greater success.”

Conference Call

The Inventure Group’s executive management team will host a conference call today at 4 p.m. ET to discuss the Company’s fourth quarter and full year 2009 results and comment on its future outlook.  To participate in the conference call, please call toll-free (877) 280-7280 or (707) 287-9365 for international callers.

A live webcast of the call will also be available by accessing www.inventuregroup.net and will be archived for one year following the event.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Twelve Months Ended
	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$27,935,533	$27,816,849	$121,011,309	$113,058,715
Cost of revenue	23,280,485	23,111,156	97,189,028	90,864,406
Gross profit	4,655,048	4,705,693	23,822,281	22,194,309
Selling, general & administrative expenses	3,597,257	4,051,628	16,746,148	16,827,692
Operating income	1,057,791	654,065	7,076,133	5,366,617
Interest expense, net	197,548	275,408	878,807	1,275,535
Income before income taxes	860,243	378,657	6,197,326	4,091,082
Income tax provision	306,911	246,441	2,415,687	1,721,791

Net income	$553,332	$132,216	$3,781,639	$2,369,291

Earnings per common share:
Basic	$0.03	$0.01	$0.21	$0.13
Diluted	$0.03	$0.01	$0.21	$0.13
Weighted average number of common shares:
Basic	17,887,580	18,483,086	17,955,165	18,736,331
Diluted	18,007,819	18,483,086	18,239,380	18,736,331

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 26, 2009	Dec. 27, 2008
	(unaudited)	(unaudited)
Current assets	$30,730,825	$26,039,814
Property and equipment, net	23,734,921	24,548,060
Other assets, net	14,969,543	14,673,168
Total assets	$69,435,289	$65,261,042

Line of credit	$9,870,590	$8,188,990
Other current liabilities	12,870,696	13,353,748
Long-term debt	10,037,902	11,251,510
Other long-term liabilities	3,749,538	3,415,488
Total liabilities	36,528,726	36,209,736
Shareholders’ equity	33,377,758	29,051,306
Treasury stock, at cost	(471,195)	—
Total liabilities and shareholders’ equity	$69,435,289	$65,261,042

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Twelve Months Ended
	Dec. 26, 2009	Dec. 27, 2008	Dec. 26, 2009	Dec. 27, 2008

Reconciliation — EBITDA (1):
Reported net income	$553,332	$132,216	$3,781,639	$2,369,291
Add back: Interest, net	197,548	275,408	878,807	1,275,535
Add back: Income tax expense	306,911	246,441	2,415,687	1,721,791
Add back: Depreciation	916,816	721,780	3,450,267	2,737,626
Add back: Amortization of intangible assets	15,610	15,610	62,442	49,025
EBITDA	$1,990,217	$1,391,455	$10,588,842	$8,153,268

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.